Exhibit 99.1

PRESS RELEASE

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS PRESENTS PROMISING DATA FROM A

PHASE 1/2 CLINICAL TRIAL OF TH-302 AT INTERNATIONAL SARCOMA

MEETING

REDWOOD CITY, CA – November 12, 2010 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced clinical trial results related to Threshold’s clinical stage hypoxia-activated prodrug, TH-302. The results were presented at the 16th Annual Connective Tissue Oncology Society (CTOS) Meeting taking place in Paris, France from November 11 to 13, 2010.

Today’s presentation focused on a clinical trial, the 403 trial, which is investigating TH-302 in combination with doxorubicin in patients with soft tissue sarcoma who have not received prior doxorubicin. Fifty-four patients have had at least one evaluable post-treatment tumor assessment. The results are summarized in the table below including, for comparison, results from the 403 trial presented at another medical meeting, ASCO, earlier this year. Responses are measured by RECIST (Response Evaluation Criteria In Solid Tumors). In addition to the reported response rates, median progression free survival remains 6.4 months (95% confidence interval: 5.6 to 6.9 months). Fifteen of the 54 patients continue to receive TH-302 after receiving TH-302 for 3 to 12 three-week cycles. Based on these data, the Company is designing a controlled clinical trial with a primary efficacy endpoint of overall survival.

	CTOS November 2010	ASCO June 2010
Number of Evaluable Patients	54	35
Patients with a Partial Response	18(33%)	8(23%)
Patients with Stable Disease	28(52%)	23(66%)
Patients with Progressive Disease	8(15%)	4(11%)

“We are very pleased to have achieved a response rate of 33% in a meaningful number of patients which compares favorably with historic, albeit controlled data. The durability of response is also quite promising,” said John Curd, M.D., Threshold’s chief medical officer. “If confirmed in a controlled trial, the potential benefit to sarcoma patients of TH-302 plus doxorubicin would be great—significantly better than the current standard of doxorubicin alone for these patients who are in serious need of better treatment options.”

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529

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TH-302 continues to be well tolerated. After observing significant, but not dose limiting toxicity at a TH-302 dose of 240 mg/m2, prophylactic growth factor support was initiated. As reported in June this year, two dose limiting toxicities, were observed in 2 of 4 patients treated at a TH-302 dose of 340 mg/m2. The maximum tolerated dose (MTD) of 300 mg/m2 was established earlier this year as well. Nausea and fatigue were the most commonly reported adverse events and were each reported in 37 (65%) of the 57 patients assessed for safety. Skin rash and hyperpigmentation, both reversible, were reported in 30% and 25% of patients respectively. Stomatitis, an inflammation of the mucous lining in the mouth and throat, and also reversible, was reported in 37% of patients. In regards to hematologic toxicity, at the MTD the frequency of grade 3/4 neutropenia was 24%. Five events (9%) of febrile neutropenia have been reported. In summary, the safety of adding TH-302 to full dose doxorubicin has been established.

A copy of the poster may be obtained by calling the Company.

About The Clinical Trial

The 403 trial is a Phase 1/2, multicenter, dose escalation trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. The trial was initiated in September 2008. The trial will enroll approximately 90 patients. TH-302 is administered intravenously on days 1 and 8 of a 21 day cycle. Doxorubicin is dosed according to its package insert (75 mg/m2 on day 1 of the 21 day cycle). The Phase 1/2 clinical trial has completed the dose escalation component, reached the MTD and continues to enroll patients in the dose expansion cohort.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to complete its clinical trials, whether future clinical trials will confirm the results of earlier trials based on small numbers of patients or confirm the earlier results from the same trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 4, 2010 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com